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                                                                   EXHIBIT 10.19

                     [METACREATIONS CORPORATION LETTERHEAD]


 June 25,1999


 Chris Gentile
 17 Harbourton-Ridge Drive
 Pennington, New Jersey 08534
 Via Federal Express

        Re:    Director of Metastream.com Productions with MetaCreations

Dear Chris:

We are pleased to offer you the full time, regular position of Director of MetaStream.com Productions with MetaCreations Corporation, commencing on or about June 29, 1999, in our Princeton office. In this capacity you will be responsible for the management and production of all MetaStream.com productions that are client specific. You will report to and work under the direction of Bob Rice, Vice President of Business Development.

You will be based in our Princeton office until such time as MetaCreations opens an office in the New York area, at which time you will transfer to that office. Our team is excited that you will be joining us.

You will be an exempt, salaried employee and your starting base compensation shall be $10,416.67 per month, earned semi-monthly and payable on the 15th and last day of each month. This compensation will be reviewed annually. Your status will be that of an introductory employee during the first ninety (90) days of your employment with MetaCreations. You will be eligible for any benefit programs which are generally available to all employees, including health insurance and our 401(k) plan. You will also be eligible to accrue vacation at the rate of three (3) weeks annually, beginning on your first day of employment. Additionally, you will be set up to participate in the AT&T One Rate plan for your cellular phone, at the Company rate of $90 dollars per month, which amount shall be reimbursed to you each month.

Corporate Headquarters
498 Seventh Avenue, Ste. 1810
New York, NY, 10018
212-201-0800



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In addition, you will be eligible to receive a bonus based on new production business you generate and on new Metastream licensing deals that are negotiated and entered, after you commence employment. The bonus will be structured as:

        - Two and one-half percent (2.5%) of any new production business you bring in during the first year of your employment. New business is clients that are not existing MetaCreations' clients or target types of business. and,

        - Two and one-half percent (2.5%) of any MetaStream licensing agreements that begin negotiations and are executed following the commencement of your employment, after such agreement reach an aggregate net revenue to the Company of three million dollars ($3,000,000) each year. MetaStream licensing agreements include agreements for content creation and custom engineering, with related licensing income.

This bonus will be capped at one hundred thousand dollars ($100,000) annually and will be paid upon the Company's collection of amounts owed to it under agreements entered that are subject to this bonus. Any questions regarding which agreements are subject to this bonus should be forwarded to your direct supervisor, Bob Rice, and will be finally resolved by the Chief Financial Officer of MetaCreations.

Additionally, MetaCreations will recommend to the Board of Directors that you be granted a stock option entitling you to purchase 50,000 shares of the common stock of the Company at the fair market value on the date of the grant as determined by the Board. Options granted will vest at 25%of the total grant one year from the date of any grant and, thereafter, the balance shall vest at a rate of 1/36th of the balance per month. Said options shall be subject to the Company 's then operative Stock Option Plans.

The Company is aware of and acknowledges that you maintain an outside business called MC Squared Incorporated (MC2). While employed by MetaCreations, the Company expects that you will devote your full time and attention, and best efforts to the business of MetaCreations. In accepting employment with MetaCreations, you acknowledge and warrant that MC2 will not compete, directly or indirectly, or interfere with the business of MetaCreations, and that your involvement with MC2 will not interfere with your duties to the Company. All questions regarding potential conflicts or interference will be directed to the General Counsel of MetaCreations, who will review each matter and respond in writing as to whether the Company considers such matter to be competitive or likely to cause interference.

Nothing in the grant of options or otherwise in this offer of employment should be construed as a guarantee of continued employment for any set period of time. As with all MetaCreations employees, either party may end the employment relationship at any time, with or without cause. Employment at MetaCreations is strictly at the will of each of the parties.



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This offer, and the Confidentiality Agreement, represent the entire agreement between you and MetaCreations regarding your employment with the Company, and supersede any previous oral and written agreements. This offer is expressly contingent upon your supplying proof of your ability to work in the United States in compliance with the Immigration Reform and Control Act of 1986, within three days of your commencement date.

In acceptance of this position, please sign and return a copy of this letter, together with a signed copy of Metacreations' standard Employee Invention, Copyright and Secrecy Agreement.

We are delighted that you will be joining MetaCreations Corporation. I know I speak for the rest of the team in saying that we are looking forward to working with you as your bring your unique and significant skills to the Company. If you have any questions, please feel free to call me.




Sincerely,                                                Accepted:




Kari Zeni                                                 ------------------
Director of Human Resources                               Chris Gentile